Exhibit 99.1
Global Water Resources Reports Second Quarter 2017 Results
Company Posts Year over Year Revenue Growth of 7.3%
with Adjusted Revenue Growth of 8.5% for Q2 2017

PHOENIX, AZ – August 8, 2017 – Global Water Resources, Inc. (NASDAQ: GWRS), (TSX: GWR), a pure-play water resource management company, reported results for the second quarter ended June 30, 2017. All quarterly comparisons are to the same year-ago period unless otherwise noted.

Q2 2017 Highlights

•
Total revenue increased 7.3% to $8.1 million from $7.6 million, with Adjusted Revenue (a non-GAAP metric, which adjusts for the Willow Valley disposition) up 8.5%. Growth was driven by an increase in active connections, increased consumption, and approved rate increases;

•	Total active connections increased to 38,135 at June 30, 2017 from 37,387 at December 31, 2016. This represents a 4.0% annualized growth rate;

•	Net income totaled $0.4 million, or $0.02 per share, improving from a loss of $3.5 million in the second quarter of 2016;

•	Adjusted EBITDA (a non-GAAP metric, as defined below) was up $1.1 million, or 40.1%, to $4.0 million from $2.9 million in the second quarter of 2016;

•	Acquired Eagletail Water Company, a small water utility located west of metropolitan Phoenix; and

•	Cash and cash equivalents totaled $9.1 million at June 30, 2017.
Management Commentary
“In Q2, we grew revenue while further creating operational efficiencies, which improved our bottom line and Adjusted EBITDA,” said Global Water Resources' president and CEO, Ron Fleming. “We also began our declared strategy of pursuing acquisitions with the acquisition of Eagletail Water Company. Given the Arizona Corporation Commission’s desire for consolidation of the highly-fragmented water utility industry in Arizona and its new policy guidelines that support and incent such consolidation, we believe the stage is well set for potential additional acquisitions.

“In addition to acquisitions, we also continue to make prudent capital improvements in our existing utilities that improve the level of service we provide our customers and support growth of the communities in which we serve. These investments have the added benefit of increasing revenue, reducing expenses, and building rate base, while deferring the Valencia tax liability by approximately 38% for each offsetting investment.

“Looking ahead, we see continued top-line and bottom-line improvements driven by organic growth in new connections and increased rates. We also see future potential growth from our acquisition strategy as we continue to pursue accretive acquisitions with consolidation benefits.”

Financial Summary

Total Revenue
Total revenues in the second quarter of 2017 increased $0.6 million, or 7.3%, to $8.1 million compared to $7.6 million for the same period in 2016. Adjusted Revenue (which adjusts for the Willow Valley disposition) increased 8.5% to $8.1 million in the second quarter of 2017 compared to $7.5 million for the same period in 2016. The increase in Adjusted Revenue was primarily attributed to a 3.6% increase in active connections, increased consumption, and the approved increase in rates.

Total revenues for the six months ended June 30, 2017 increased $0.5 million, or 3.7%, to $14.9 million compared to $14.4 million for the same period in 2016. Adjusted Revenue increased $0.8 million, or 5.9%, to $14.9 million for the six months ended June 30, 2017 compared to $14.1 million for the same period in 2016. The increase in Adjusted Revenue was primarily attributed to a 3.6% increase in active connections, increased consumption, and the approved increase in rates.

Operating Expenses
Total operating expenses decreased $0.2 million, or 3.5%, to $6.4 million in the second quarter of 2017 compared to $6.7 million for the same period in 2016, due to a reduction in operations and maintenance costs and general and administrative expenses, which was partially offset by an increase in depreciation.

Total operating expenses decreased by 2.4% to $12.1 million for the six months ended June 30, 2017 compared to $12.4 million for the same period in 2016, due primarily to the decreases in general and administrative expenses and operations and maintenance costs which was partially offset by an increase in depreciation.

Other Income and Expense
Total other expense was $1.0 million in the second quarter of 2017 compared to $6.4 million of expense in the same period in 2016. The $5.4 million improvement was primarily attributed to a decrease in interest expense of $6.2 million and a $0.1 million increase in the Valencia growth premium receipts. The decrease in other expense was partially offset by a $0.8 million decrease in other income, which was primarily driven by the one-time gain in the second quarter of 2016 for early payoff of the Sonoran acquisition liability.

Total other expense was $1.7 million for the six months ended June 30, 2017 compared to $8.0 million of expense in the same period in 2016. The $6.2 million improvement was primarily attributed to a decrease in interest expense of $6.7 million, a $0.3 million decrease in loss on equity method investment, and a $0.2 million increase in the Valencia growth premium receipts. The decrease in other expense was partially offset by a $1.0 million decrease in other income, which was primarily driven by the one-time gain in the second quarter of 2016 for early pay off of the Sonoran acquisition liability.

Net Income (Loss)
Net income totaled $0.4 million, or $0.02 per share, in the second quarter of 2017, compared to net loss of $3.5 million in the second quarter of 2016. The $4.0 million improvement was primarily attributed to top-line growth, reduction of interest expense, improvement in the company’s equity method investment, and the Valencia growth premium.

Net income totaled $0.6 million, or $0.03 per share, for the six months ended June 30, 2017, compared to net loss of $3.8 million in the same period in 2016. The $4.5 million improvement was primarily attributed to the results in the second quarter of 2017.

Adjusted EBITDA
Adjusted EBITDA increased $1.1 million, or 40.1%, to $4.0 million in the second quarter of 2017 compared to $2.9 million in the same period in 2016. The increase was primarily due to organic connection growth, higher rates, reduced contract costs, and increased growth premium receipts related to the Valencia condemnation, partially offset by an increase in US public company expense.

Adjusted EBITDA increased $1.3 million, or 21.7%, to $7.2 million in the second quarter of 2017 compared to $5.9 million in the same period in 2016. The increase was primarily due to organic connection growth, higher rates, reduced contract costs, and increased growth premium receipts related to the Valencia condemnation, partially offset by an increase in US public company expense.

Dividend Policy
The company previously declared a monthly cash dividend of $0.02306 per common share (or $0.27672 per share on an annualized basis), which will be payable on August 31, 2017 to holders of record at the close of business on August 17, 2017.

Business Outlook
Global Water's immediate growth strategy for its regulated water, wastewater, and recycled water business is driven by increased service connections, continued operating efficiencies, and utility rate increases approved by the Arizona Corporation Commission. Global Water will also focus more on its original mission of aggregating water and wastewater utilities, allowing its customers and the company to realize the benefits of consolidation, regionalization, and environmental stewardship.

Connection Rates
Excluding the impact of the Willow Valley operations, Global Water experienced positive growth in new connections and re-establishing service on previously vacant homes. As of June 30, 2017, active service connections increased by 1,340 to 38,135, compared to 36,795 at June 30, 2016. This represents an increase of 3.6%. As of June 30, 2017, the company’s vacancy rate was at 1.6% after reaching a peak of 11.2% in February 2009.

Arizona’s Growth Corridor: Positive Population Trends
The Metropolitan Phoenix area is steadily growing due to low-cost housing, excellent weather, large and growing universities, a diverse employment base, and low taxes. Its population has increased throughout 2015 and 2016, and it continues to grow. The Employment and Population Statistics Department of the State of Arizona predicts that Phoenix Metro will have a population of 4.9 million by 2020, representing a 15% increase from 2016 census estimates, and 6.8 million by 2040.

According to the W.P. Carey School of Business Greater Phoenix Blue Chip Real Estate Consensus panel, most sectors of real estate are expected to experience improved occupancy and growth. For Maricopa County and Pinal County combined, the W.P. Carey School of Business, using U.S. Census data, reported that single family housing permits grew 10% to 18,456 in 2016 compared to 2015. The panel forecasts nearly 21,000 permits in 2017, an increase of approximately 19%. Permits for 2018 are forecasted to increase to nearly 24,000 permits. In the City of Maricopa, where Global Water has its largest water and wastewater utilities, the Home Builders Association of Central Arizona reports that permits are up 31% year over year.

The company believes this growth rate, combined with five additional years of rate increase phase-ins, creates an opportunity for Global Water to meaningfully increase its active connections and revenues for the foreseeable future.

Conference Call
Global Water Resources will hold a conference call to discuss its second quarter of 2017 results later today, followed by a question and answer period.

Date: Tuesday, August 8, 2017
Time: 1:00 p.m. Eastern time (10:00 a.m. Pacific time)
Toll-free dial-in number: 1-855-327-6837
International dial-in number: 1-778-331-2160

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at www.gwresources.com.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 4:00 p.m. Eastern time on the same day through August 22, 2017.

Toll-free replay number: 1-844-512-2921
International replay number: 1-412-317-6671
Replay ID: 10003257

About Global Water Resources
Global Water Resources, Inc. is a leading water resource management company that owns and operates 10 utility companies which provide water, wastewater, and recycled water services. The company’s service areas are located primarily in growth corridors around metropolitan Phoenix. Global Water recycles nearly 1 billion gallons of water annually. To learn more, visit www.gwresources.com.

Cautionary Statement Regarding Non-GAAP Measures
This press release contains references to "EBITDA", Adjusted EBITDA, and Adjusted Revenue. EBITDA is defined for the purposes of this press release as net income or loss before interest, income taxes, depreciation, and amortization. Adjusted EBITDA is defined as EBITDA excluding the gain or loss related to (i) nonrecurring events; (ii) option expense related to awards made to the board of directors; and (iii) equity method investment. Adjusted Revenue is defined as Revenue excluding Willow Valley water revenue. Management believes that EBITDA and Adjusted EBITDA are useful supplemental measures of our operating performance and provide meaningful measures of overall corporate performance exclusive of our capital structure and the method and timing of expenditures associated with building and placing our systems. EBITDA is also presented because management believes that it is frequently used by investment analysts, investors, and other interested parties as a measure of financial performance. Adjusted EBITDA and Adjusted Revenue are also presented because management believes that they provide measures of our recurring core business. However, EBITDA, Adjusted EBITDA, and Adjusted Revenue are not recognized measures under accounting principles generally accepted in the United States of America (“GAAP”) and do not have a standardized meaning prescribed by GAAP. Therefore, EBITDA, Adjusted EBITDA, and Adjusted Revenue may not be comparable to similar measures presented by other issuers. Investors are cautioned that non-GAAP measures, such as EBITDA, Adjusted EBITDA, and Adjusted Revenue should not be construed as an alternative to net income or loss or other income statement data (which are determined in accordance with GAAP) as an indicator of our performance or as a measure of liquidity and cash flows. Management's method of calculating EBITDA and Adjusted EBITDA may differ materially from the method used by other companies and accordingly, may not be comparable to similarly titled measures used by other companies. A reconciliation of EBITDA and Adjusted EBITDA to Net Income (Loss) and Adjusted Revenue to revenue, the most comparable GAAP measures, are included in the schedules attached to this press release.

Cautionary Note Regarding Forward-Looking Statements
This press release includes certain forward-looking statements which reflect the Company's expectations regarding future events. The forward-looking statements involve a number of assumptions, risks, uncertainties, and other factors that could cause actual results to differ materially from those contained in the forward-looking statements. These forward-looking statements include, but are not limited to, statements concerning, future net income growth, our strategy, acquisition plans, our dividend policy, trends relating to population growth, active connections, regulated revenue, housing permit projections, and other statements that are not historical facts as well as statements identified by words such as "expects", "anticipates", "intends", "plans", "believes", "seeks", "estimates", or the negative of these terms, or other words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to a number of risks, uncertainties, and assumptions, most of which are difficult to predict and many of which are beyond our control. Actual results may differ materially from these expectations due to changes in political, economic, business, market, regulatory, and other factors. Accordingly, investors are cautioned not to place undue reliance on any forward-looking statements, which reflect management’s views as of the date hereof. Factors that may affect future results are disclosed under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our filings with the Securities and Exchange Commission (the "SEC"), which are available at the SEC's website at www.sec.gov. This includes, but is not limited to, our Annual Report on Form 10-K for the year ended December 31, 2016 which was filed with the SEC. We undertake no obligation to publicly update any forward-looking statement, except as required by law, whether as a result of new information, future developments or otherwise.

Company Contact:
Michael J. Liebman
SVP and CFO
Tel (480) 999-5104
mike.liebman@gwresources.com

Investor Relations:
Ron Both, CMA
Tel (949) 432-7566
GWRS@cma.team

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)
(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment	282,084	273,366
Less accumulated depreciation	(72,186)	(72,877)
Net property, plant and equipment	209,898	200,489
CURRENT ASSETS:
Cash and cash equivalents	9,125	20,498
Accounts receivable — net	1,679	1,471
Due from affiliates	388	333
Accrued revenue	1,954	1,619
Prepaid expenses and other current assets	1,201	819
Total current assets	14,347	24,740
OTHER ASSETS:
Intangible assets — net	12,772	12,772
Regulatory asset	54	110
Bond service fund and other restricted cash	231	228
Equity method investment	475	480
Total other assets	13,532	13,590
TOTAL ASSETS	237,777	238,819
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	845	1,791
Accrued expenses	7,903	7,602
Deferred revenue	5	1
Customer and meter deposits	1,423	1,482
Long-term debt and capital leases — current portion	9	25
Total current liabilities	10,185	10,901
NONCURRENT LIABILITIES:
Long-term debt and capital leases	114,349	114,317
Deferred regulatory gain - ICFA	19,739	19,740
Regulatory liability	7,859	7,859
Advances in aid of construction	62,966	61,996
Contributions in aid of construction — net	4,457	4,585
Deferred income tax liabilities, net	2,981	2,585
Acquisition liability	934	934
Other noncurrent liabilities	1,043	913
Total noncurrent liabilities	214,328	212,929
Total liabilities	224,513	223,830
Commitments and contingencies (see Note 13)
SHAREHOLDERS' EQUITY:
Common stock, $0.01 par value, 60,000,000 shares authorized; 19,606,266 and 19,581,266 shares issued as of June 30, 2017 and December 31, 2016, respectively	196	196
Paid in capital	16,629	18,968
Accumulated deficit	(3,561)	(4,175)
Total shareholders' equity	13,264	14,989
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	237,777	238,819

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES:
Water services	3,897	$3,647	$6,682	$6,636
Wastewater and recycled water services	4,230	3,922	8,218	7,729
Unregulated revenues	18	20	36	40
Total revenues	8,145	7,589	14,936	14,405

OPERATING EXPENSES:
Operations and maintenance	1,451	1,596	2,925	3,208
Operations and maintenance - related party	365	465	725	937
General and administrative	2,809	2,993	5,019	5,047
Depreciation	1,808	1,610	3,454	3,227
Total operating expenses	6,433	6,664	12,123	12,419
OPERATING INCOME	1,712	925	2,813	1,986

OTHER INCOME (EXPENSE):
Interest income	6	4	10	7
Interest expense	(1,305)	(7,458)	(2,617)	(9,280)
Other	336	1,107	688	1,430
Other - related party	(33)	(41)	181	(142)
Total other expense	(996)	(6,388)	(1,738)	(7,985)

INCOME (LOSS) BEFORE INCOME TAXES	716	(5,463)	1,075	(5,999)
INCOME TAX (EXPENSE) BENEFIT	(291)	1,931	(461)	2,153
NET INCOME (LOSS)	$425	$(3,532)	$614	$(3,846)

Basic earnings (loss) per common share	$0.02	$(0.18)	$0.03	$(0.21)
Diluted earnings (loss) per common share	$0.02	$(0.18)	$0.03	$(0.21)
Dividends declared per common share	$0.07	$0.06	$0.14	$0.13

Weighted average number of common shares used in the determination of:
Basic	19,589,782	19,172,306	19,585,548	18,707,026
Diluted	19,646,448	19,172,306	19,633,269	18,707,026

GLOBAL WATER RESOURCES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited, in thousands)

	Six Months Ended June 30,
	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$614	$(3,846)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Deferred compensation	1,082	1,457
Depreciation	3,454	3,227
Write-off of debt issuance costs	—	2,165
Amortization of deferred debt issuance costs and discounts	22	405
Loss on sale of Willow Valley	—	54
Loss on equity investment	5	318
Other (gains) and losses	5	(953)
Provision for doubtful accounts receivable	55	58
Deferred income tax benefit (expense)	396	(2,265)
Changes in assets and liabilities, net of acquisition related purchase accounting adjustments:
Accounts receivable	(256)	(464)
Other current assets	(771)	(453)
Accounts payable and other current liabilities	(951)	(2,268)
Other noncurrent assets	55	63
Other noncurrent liabilities	(32)	37
Net cash provided by (used in) operating activities	3,678	(2,465)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(12,771)	(2,634)
Proceeds from the sale of Willow Valley	—	2,254
Deposits of restricted cash, net	(3)	75
Other cash flows from investing activities	—	13
Net cash used in investing activities	(12,774)	(292)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(2,655)	(2,403)
Advances in aid of construction	270	175
Proceeds from stock option exercise	188	—
Principal payments under capital lease	(80)	(72)
Loan borrowings	—	115,000
Repayments of bond debt	—	(106,695)
Proceeds withdrawn from bond service fund	—	8,825
Proceeds from sale of stock	—	8,372
Payment of Sonoran acquisition liability	—	(2,800)
Debt issuance costs paid	—	(759)
Payments of offering costs for sale of stock	—	(2,818)
Net cash provided by (used in) financing activities	(2,277)	16,825
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(11,373)	14,068
CASH AND CASH EQUIVALENTS — Beginning of period	20,498	11,513
CASH AND CASH EQUIVALENTS – End of period	9,125	25,581

A reconciliation of net income (loss) to EBITDA and Adjusted EBITDA for the three and six months ended June 30, 2017 and 2016 is as follows (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net Income (Loss)	$425	$(3,532)	$614	$(3,846)
Income tax expense (benefit)	291	(1,931)	461	(2,153)
Interest income	(6)	(4)	(10)	(7)
Interest expense	1,305	7,458	2,617	9,280
Depreciation	1,808	1,610	3,454	3,227
EBITDA	3,823	3,601	7,136	6,501
Board option expense	43	19	87	19
Equity investment loss	127	130	5	318
Loss on sale of Willow Valley	—	54	—	54
Gain on sale of Sonoran	—	(954)	—	(954)
EBITDA Adjustments	170	(751)	92	(563)
Adjusted EBITDA	$3,993	$2,850	$7,228	$5,938

Reconciliation of Total Revenues to Adjusted Revenue
A reconciliation of total revenues to Adjusted Revenue for the three and six months ended June 30, 2017 and 2016 is as follows (in thousands):

	Three Months Ended June 30,
	2017	2016	Change	% Change
	(in thousands)
Water services	$3,897	$3,647	$250	6.9%
Wastewater and recycled water services	4,230	3,922	308	7.9%
Unregulated revenues	18	20	(2)	-10.0%
Total revenues	8,145	7,589	556	7.3%
Willow Valley water revenue	—	(80)	80	-100.0%
Adjusted Revenue	$8,145	$7,509	$636	8.5%

	Six Months Ended June 30,
	2017	2016	Change	% Change
	(in thousands)
Water services	$6,682	$6,636	$46	0.7%
Wastewater and recycled water services	8,218	7,729	489	6.3%
Unregulated revenues	36	40	(4)	-10.0%
Total revenues	$14,936	$14,405	$531	3.7%
Willow Valley water revenue	—	(306)	306	-100.0%
Adjusted Revenue	$14,936	$14,099	$837	5.9%